SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Under Rule 14a-12

PATH 1 NETWORK TECHNOLOGIES INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Stockholder:

The past year was a defining year for Path 1 Network Technologies. We remained committed to developing our expertise in IP video transport and routing systems and demonstrated our leadership in developing seamless and cost effective solutions for the real-time transport of broadcast quality video. During the year, Path 1 achieved significant milestones that have further solidified our position within the communications equipment industry. These milestones include: improved financial performance; successful relationships with market leaders; award recognition; participation in the live High Definition (“HD”) broadcast of the Super Bowl; and the expansion of our operations to meet growing client and industry demand.

We believe our 2004 financial results demonstrate the significant progress we are making:

•	Highest annual revenue reported in company history, with revenues increasing nearly 19 percent to $3.2 million from $2.7 million in 2003.

•	Product revenue grew 45 percent from 2003.

•	Reduced operating expenses; in fourth quarter of 2004, we reduced the cost of operations by 36 percent, marking the third sequential quarter that operating expenses have declined.

•	Reduced net loss by 40 percent in fourth quarter 2004 to $1.3 million from $2.2 million in fourth quarter 2003.

Business Milestones…

In 2004, Path 1’s Cx1000 video gateway carried CBS’s live, HD broadcast of Super Bowl XXXVIII over the Vyvx HD VenueNet®, displacing legacy satellite networks.

Cox Communications also delivered a first of a kind broadcast using Path 1’s products to broadcast over the Cox fiber network in HD the San Diego Padres’ Major League Baseball home games at PETCO Park.

We are excited about our new relationship with Packetvideo Network Solutions, an Alcatel Company, based here in San Diego. We have demonstrated that together we can transport live video content to a mobile device. We foresee many opportunities for transporting live video content to mobile devices – including cell phones, portable video players and other devices.

Finally, in 2004, we also established a relationship with Harmonic, Inc., a leading provider of digital video and broadband networking solutions. We are very pleased to be able to work with Harmonic. Harmonic will resell Path 1 products through both direct and indirect sales channels to complement its industry-leading lines of products. We are looking forward to leveraging Harmonic’s strong market presence and sales force.

Product Leadership…

To round out our product portfolio and compete more aggressively within the live video broadcast industry, we introduced the Ax100 IP Video Gateway in 2004. This product offers a cost effective, reconfigurable solution that allows broadcasters the ability to distribute live content while maintaining broadcast-quality video standards. The Ax100 has achieved considerable notoriety and success in the US and Japanese markets.

Finally, Path 1 won top honors among four finalists in the “Communications Products” category at the AeA San Diego Council High Tech Awards. Our winning product was our Cx1000 IP Video Gateway which was used to broadcast the Super Bowl in HD and was designed to meet the stringent requirements of broadcasters and content owners for transporting real-time broadcast-quality digital video over IP networks.

A Stronger Management Team…

We did well in 2004 by hiring key thought leaders and industry veterans to our team. We have been working hard to attain the right level of expertise to effectively capitalize on sales and partnership opportunities while building the strongest brand possible. Changes we made to our management team in 2004 reflected our maturation into an operating company, and signaled our willingness to take on the new challenges the lie ahead.

The Future of Path 1…

Looking ahead in 2005, we are beginning to see trends in video over IP that bode well for Path 1. As a pioneer in broadcast-quality video over IP, we are excited to see increased attention on the value of IP networks for broadcasters, telecoms and cable MSOs.

Having spent the better part of 2004 focused on R&D, a stronger operational platform and building a stronger management team, we are well positioned to capitalize on the heightened awareness of next generation networks in the market and the growing demand for our solutions. With strong partnerships in place, a technological leadership position and a sound market strategy, we are optimistic about 2005.

I would like to thank our dedicated employees, customers and partners who have worked hard to make Path 1 Network Technologies a successful company. I appreciate your continued support and confidence in our Company.

John R. Zavoli

President & Chief Executive Officer

2

PATH 1 NETWORK TECHNOLOGIES INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 18, 2005

TO THE STOCKHOLDERS OF PATH 1 NETWORK TECHNOLOGIES INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Path 1 Network Technologies Inc., a Delaware corporation (the “Company”), will be held on July 18, 2005, at 10:00 a.m. Pacific Daylight Time at 6215 Ferris Square, Suite 140, San Diego, California, USA 92121, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1.	To elect directors to serve until the next Annual Meeting of the Stockholders or until their successors are duly elected;

2.	To ratify the appointment of Swenson Advisors, LLP as independent registered public accountants of the Company for the fiscal year ending December 31, 2005;

and to transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Only stockholders of record at the close of business on May 20, 2005, are entitled to notice of and to vote at the Annual Meeting. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign the enclosed proxy card and return it as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy card because your shares are registered in different names and addresses, each proxy card should be signed and returned to assure that all your shares will be voted. You may revoke your Proxy at any time before to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your Proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

John R. Zavoli

Chief Executive Officer

San Diego, California, USA

May 23, 2005

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

PATH 1 NETWORK TECHNOLOGIES INC.

6215 Ferris Square, Suite 140

San Diego, California, USA 92121

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 18, 2005

General

The Board of Directors of Path 1 Network Technologies Inc., a Delaware corporation (the “Company”), asks that you appoint its representatives as proxies to vote your shares of Common Stock of the Company at the Company’s 2005 Annual Meeting of Stockholders to be held on July 18, 2005 (the “Annual Meeting”). The Annual Meeting will be held at 10:00 A.M. at 6215 Ferris Square, Suite 140, San Diego, California, USA 92121. To appoint the proxies, sign and return the enclosed form of proxy card (the “Proxy”). These proxy solicitation materials were first mailed on or about May 27, 2005, to all stockholders entitled to vote at the Annual Meeting.

Voting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On May 20, 2005, approximately 6,861,606 shares of our Common Stock and 864,229 shares of our 7% Convertible Preferred Stock were issued and outstanding. Each stockholder is entitled to one vote for each share of Common Stock and for each share of 7% Convertible Preferred Stock held by such stockholder on May 20, 2005, the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. Stockholders may not cumulate votes in the election of directors. The election of directors will be by plurality. All other matters to be considered at the Annual Meeting require, for adoption, a majority of the shares represented at the Annual Meeting.

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will generally not be counted for purposes of determining whether a proposal has been approved.

Proxies

If the enclosed proxy card is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy card is signed and returned, the proxy will be voted FOR the election of each director nominee proposed by the Board unless the authority to vote for the election of such nominee is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of Proposal 2 as described in the accompanying Notice and this Proxy Statement. You may revoke or change your Proxy at any time before the Annual Meeting by filing with the Chief Financial Officer of the Company at the Company’s principal executive offices at 6215 Ferris Square, Suite 140, San Diego, California, USA 92121, a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders of the Company that are intended to be presented by such stockholders at our 2006 Annual Meeting of Stockholders must be received no later than February 28, 2006, in order that they may be included in the proxy statement and form of proxy card relating to that meeting.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

General

Our Bylaws provide for a Board of Directors consisting of at least one and not more than seven directors. The Board currently consists of six persons. The directors elected at the Annual Meeting will serve until the 2006 Annual Meeting of Stockholders or until their respective successors have been duly elected. It is our policy that all members of the Board of Directors should attend the Annual Meeting of Stockholders, and all current members, except Robert Clasen, who then were directors were in attendance at the 2004 Annual Meeting of Stockholders. Our Board has determined that Mr. Bixby, Mr. Buckner, Mr. Clasen and Mr. Packer are independent members of our Board under the rules of the American Stock Exchange.

Criteria for Board Membership. In selecting candidates for appointment or re-election to the Board, the Board considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to insure that at least a majority of the directors are independent under the rules of the American Stock Exchange, and that members of the Company’s audit committee meet the financial literacy and sophistication requirements under the rules of the American Stock Exchange. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of our business environment, and willingness to devote adequate time to Board duties.

Stockholder Nominees. The Board will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the Board c/o the Secretary of the Company and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of the Company’s common stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of the nominee, and should be submitted a reasonable time before the 2006 Annual Meeting of Stockholders.

Process for Identifying and Evaluating Nominees. The Board believes the company is well-served by our current directors. In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, the Board will renominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If an incumbent director is not standing for re-election, or if a vacancy on the Board occurs between annual stockholder meetings, the independent directors will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, senior management of the company and, if the independent directors deem appropriate, a third-party search firm.

The independent directors will evaluate each candidate’s qualifications and check relevant references. Based on this input, the independent directors will evaluate which of the prospective candidates is qualified to serve as a director and whether this candidate should be recommended to the Board to fill a current vacancy on the Board, or presented for the approval of the stockholders, as appropriate.

All of the nominees for election have agreed to serve, if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event a nominee is unable or declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

Frederick A. Cary, 55, serves as the Company’s Chairman of the Board of Directors, a position he assumed in March 2002. Mr. Cary also served as our President and Chief Executive Officer from September 2001 to March 2004. Mr. Cary was the CEO of Azur, Inc., a wireless communications equipment company, from July 2000 to December 2000. Before that, Mr. Cary was the CEO of Boxlot, Inc., an enterprise software company, from January 1998 to July 2000. Boxlot was acquired by InfoSpace, Inc. in December 2000. Mr. Cary graduated from Thomas Jefferson Law School in 1984.

John R. Zavoli, 45, joined us in October 2002, and currently serves as President and Chief Executive Officer, Chief Financial Officer, General Counsel and Corporate Secretary. Mr. Zavoli was elected Chief Executive Officer and President in March 2004. Before joining Path 1, Mr. Zavoli served as CFO and General Counsel with WayNet, Inc., a privately held video service provider, from November 2001 through September 2002. Mr. Zavoli also served as CFO and General Counsel with NHancement Technologies (later re-named Appiant Technologies) from May 2000 to February 2001. He held various senior level financial and legal positions with Digital Equipment Corporation (now Hewlett-Packard) from June 1987 through July 1992, including serving in Digital Equipment’s Asia and European headquarters operations in Hong Kong and Geneva, Switzerland. He also is a former partner with PricewaterhouseCoopers LLP. Mr. Zavoli received his B.S. in accounting from the University of Illinois, his J.D. from The John Marshall Law School, and his LL.M. from Boston University School of Law. He is a licensed attorney.

James A. Bixby, 58, was elected to our Board of Directors in December 2000. Mr. Bixby serves on our Audit Committee and our Compensation Committee. Mr. Bixby has served as Chairman of the Board of Directors and Chief Executive Officer of SeQual Technologies, Inc. since 1998. SeQual is a developer of medical and industrial equipment. From 1983 to 1996, Mr. Bixby was Chairman, CEO and President of Brooktree Corporation, having joined Brooktree when it started its operations in 1983 as one of the first four employees. Brooktree developed semiconductor products for communications, graphics and video applications, and was sold to Rockwell Semiconductor (now Conexant) in 1996. Mr. Bixby received his B.S.E.E. from the Massachusetts Institute of Technology, his M.S.E.E. from the University of California, Berkeley, and his Master of Engineering degree in engineering management from the University of California, Los Angeles.

Robert L. Packer, 44, was elected to our Board of Directors in September 2001 and serves on our Audit Committee and our Compensation Committee. Mr. Packer has been a private investor since 2000. Mr. Packer was a co-founder of Packeteer Inc. and served as Chief Technical Officer and Director of Packeteer from September 1996 to June 2000. From 1987 to January 1996, Mr. Packer was an independent consultant, developing telecommunications and networking technologies, including protocols for the Ricochet microcellular wireless network for Metricom, Inc., a wireless Internet networking company, OSI protocols for IBM Corporation and a high-performance packet switch for British Telecom North America, a telecommunications company. He has received twenty patents in a variety of technology applications. Mr. Packer holds a B.A. in philosophy and political science from Swarthmore College.

Robert B. Clasen, 60, was elected to our Board of Directors in April 2002, and serves as the Chairman of our Compensation Committee. Mr. Clasen has been an officer of Starz Entertainment Group LLC, a premium movie services company which is wholly owned by Liberty Media Corporation, since September 2003 and has been Chief Executive Officer since December 2004. Previously, Mr. Clasen served as Chairman and CEO of ICTV Inc., an interactive/internet television provider, from July 1999 to June 2001. Mr. Clasen was President and CEO of ComStream Corporation, an international provider of digital transmission solutions for voice, data, imaging, audio and video applications for satellite and terrestrial broadband systems, from January 1998 to December 1998. From January 1993 through December 1997, Mr. Clasen served as President of Comcast International Holdings. Mr. Clasen has held positions in the cable television industry, including being President of Comcast Cable Communications, one of the country’s five largest cable television companies, from November 1984 to December 1989. Before that, he was Vice President of U.S. Operations for Rogers Communications, Toronto, Canada, from July 1978 to October 1984, where he guided the U.S. Division from its inception to a position as one of the top ten multiple system operators. Mr. Clasen also served as chairman of Vivid Technologies, a VoD system provider that merged with Concurrent Computer Corp. Mr. Clasen has served as a member of the National Academy of Cable Programming Board of Governors, a director of the Cable Television Administration and Marketing Association (CTAM), and director of the Cable Television Advertising Bureau (CAB). Mr. Clasen is a graduate of Bowling Green State University in Ohio where he earned his Master of Arts degree in Counseling Psychology.

Mark D. Buckner, 50, who was elected to our Board of Directors in 2004, spent the last 20 years financing and building emerging growth companies, following a seven-year career practicing public accounting with a national accounting firm. Since 1989, Mr. Buckner has served as a senior finance or operations executive for three public and numerous private companies in the communications, software and services industry. While serving as the Chief Financial Officer and Director for the communication service companies of US Long Distance Corp. (from 1988 through 1993) and Communications TeleSystems International (from 1995 through 1998), he directed the financing strategy, as well as accounting, human resources, corporate governance, and management reporting systems to support a 50-fold increase in revenue at both companies. Since January 2003, Mr. Buckner has been actively serving as Managing Director of Proven Execs LLC, where he provides financial operations advisory services to corporations. From 1984 through 1988, he served as Chief Financial Officer & General Partner for Southwest Venture Partners, where he made private equity investments and provided direction to venture backed companies. Mr. Buckner also served as a corporate officer for NextWave Telecom (1996-1998), Eco Soils Systems (1999-2000), and go2 Systems (2000-2002). Mr. Buckner is a graduate of Southern Methodist University, where he received his Bachelor of Arts in business administration.

Board Committees and Meetings

The Board of Directors met five times during 2004. All Board members attended or participated in 75% or more of the total number of meetings of the Board of Directors and of the Board committees of which they were a member (during the period that they served). In 2004, the Board of Directors maintained an Audit Committee and a Compensation Committee. The Board also took action by unanimous written consent seven times during the year.

The Audit Committee currently consists of Mark D. Buckner (who serves as Chairman), James A. Bixby and Robert L. Packer. This Committee is responsible for overseeing the financial matters of the Company, including but not limited to, reviewing financial controls and conferring with independent auditors. The Board of Directors approved the revised Audit Committee charter in April 2004. Mr. Buckner, Mr. Bixby and Mr. Packer are “independent” under the rules of the American Stock Exchange and each of them is able to read and understand fundamental financial statements. The Board has determined that Mr. Buckner qualifies as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The Audit Committee met six times in 2004 and took no action by unanimous written consent during the year.

The Compensation Committee currently consists of Robert B. Clasen (who serves as Chairman), James A. Bixby and Robert L. Packer. This Committee recommends, reviews and oversees the salaries, benefits and stock option plans for our employees, consultants, directors and other individuals compensated by us. The

Compensation Committee also administers our compensation plans. The Compensation Committee met four times in 2004 and took action by unanimous written consent five times during the year.

The Board of Directors does not have a nominating committee. The majority of independent directors will nominate board members. The Board of Directors believes that the majority of its independent directors can discharge the duties that a nominating committee would otherwise perform.

Director Compensation

We pay our non-employee directors $2,000 per month for their service as directors, including their service on any committee of the Board. In 2004, each of Mr. Bixby, Mr. Clasen and Mr. Packer received directors’ compensation of $24,000 and Mr. Buckner received $8,000 in directors’ compensation. Mr. Cary, an affiliated director, received no annual compensation for 2004 as a board member. Each of our directors, and each member of any committee established by the Board of Directors, is reimbursed for all reasonable out-of-pocket expenses incurred in connection with the attendance by such director or member at meetings of the Board of Directors or of such committees.

In connection with their appointments as directors, Mr. Bixby, Mr. Packer and Mr. Clasen each received options to purchase 4,167 shares of our Common Stock. These options vested over two years. On January 26, 2005, Mr. Bixby, Mr. Clasen and Mr. Packer each received options to purchase 20,833 shares of our Common Stock. These options vest over four years.

In connection with his 2004 appointment as a director, Mr. Buckner received an option to purchase 25,000 shares of our Common Stock. The option vests over two years.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of the six nominees listed above.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee appointed Swenson Advisors, LLP to serve as our independent registered public accountants for the year ending December 31, 2005. This appointment is subject to reconsideration by the Audit Committee if this proposal to ratify is not approved by our stockholders.

Swenson Advisors, LLP has served as our independent registered public accountants since 2002. Representatives of Swenson Advisors, LLP will be present at the Annual Meeting of Stockholders with the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from stockholders.

Audit Fees

In making its decision to appoint Swenson Advisors, LLP as our independent registered public accountants for the fiscal year ending December 31, 2005, the Audit Committee has determined that any non-audit services performed by Swenson Advisors, LLP are compatible with maintaining the independence of Swenson Advisors, LLP.

The following table shows the fees we paid or accrued for the audit and other services provided by Swenson Advisors, LLP for fiscal 2004 and 2003.

	2004	2003
Audit Fees (1)	$122,950	107,770
Audit-Related Fees (2)	69,200	185,940
Tax Fees	—	—
All other Fees (3)	4,250	—

Total	$196,400	$293,710

The Audit Committee pre-approves audit-related and non-audit services not prohibited by law to be performed by our independent registered public accountants and associated fees. No fees were approved under the Regulation S-X Rule 2.01(c)(7)(i)(C) exceptions to the pre-approval requirement.

(1)    Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statement and audit services provided in connection with other statutory or regulatory filings.

(2)    Audit-related fees consisted of fees for attestation services performed in conjunction with our initial public offering in July 2003 and for representation before the SEC during the SEC’s review of our Form S-3 filings. No other audit-related fees were incurred from Swenson Advisors, LLP for the years ended December 31, 2004 and 2003.

(3)    Other fees consist primarily of fees for advisory services and research related to accounting issues surrounding implementation and conformance with the Sarbanes-Oxley Act and changes in vesting dates of restricted stock grants awarded to company executives.

Report of the Audit Committee

The following is a report by the Audit Committee:

“We have:

1.	Reviewed and discussed the audited consolidated financial statements and certifications thereof with Company management and the independent accountants;

2.	Discussed with Swenson Advisors, LLP the matters required to be discussed by Statement of Accounting Standards 61 (Communications with Audit Committees), as amended, including the quality and acceptability of Path 1’s financial reporting process and controls; and

3.	Reviewed the written disclosures and the letter from Swenson Advisors, LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with Swenson Advisors, LLP its independence and also considered whether its provision of non-audit services was compatible with maintaining its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission.

The Audit Committee

Mark D. Buckner, Chairman

Robert L. Packer

James A. Bixby”

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of Swenson Advisors, LLP to serve as our independent registered public accountants for the fiscal year ending December 31, 2005.

Equity Compensation Plan Information

The following table provides information as of December 31, 2004 with respect to the shares of our Common Stock that may be issued under all of our existing equity compensation plans and written compensation arrangements.

Plan Category	(a) Number of Securities to Be Issued upon Exercise of Outstanding Options	(b) Weighted Average Exercise Price of Outstanding Options	(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by stockholders(1)	652,350	$10.19	548,653
Equity compensation plans not approved by stockholders(2)	79,840	$3.79	0

Total	732,190	$9.49	548,653

(1)	Equity compensation plans approved by our security holders include our 2000 Stock Option/Stock Issuance Plan and our 2004 Equity Incentive Plan.

(2)	Includes arrangements pursuant to which we granted non-statutory options to directors, officers, and consultants. The exercise price of these options ranged between $3.60 and $48.00, with a weighted average exercise price of $6.78. These options were granted in 1999 and have a seven year exercise term. These options were not granted as part of a specific plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of April 1, 2005, for:

•	each person who served as our chief executive officer in 2004;

•	each of our other most highly-compensated executive officers as of December 31, 2004 whose salary and bonus for 2004 was over $100,000;

•	each of our directors;

•	each person known by us to beneficially own more than 5% of our common stock; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock used to calculate the percentage ownership of each listed person includes the shares of common stock underlying options, warrants or convertible notes held by such persons that are exercisable or convertible within 60 days after April 1, 2005.

Unless otherwise indicated, the address for the following stockholders is c/o Path 1 Network Technologies Inc., 6215 Ferris Square, Suite 140, San Diego, California 92121.

Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
Frederick A. Cary (1)	160,300	2.3%
John R. Zavoli (2)	169,615	2.4%
David A. Carnevale (3)	50,000	*
David W. Houillion (4)	45,833	*
Lester S. Briney (5)	50,000	*
Hanrijito Sariowan (6)	33,768	*
Mark D. Buckner (7)	25,000	*
James A. Bixby (7)	25,166	*
Robert B. Clasen (7)	25,000	*
Robert L. Packer (8)	49,538	*
Paulson Investment Company Inc. (9)	1,104,356	14.7%
Steven R. Simpson (10)	611,157	8.8%
Gryphon Master Fund, L.P. (11)	461,538	6.3%
Robert R. Bears, Jr. (12)	431,862	6.2%
All directors and executive officers as a group (13 persons) (13)	671,336	9.4%

*	Indicates beneficial ownership of less than one percent of the total outstanding common stock.

1.	Includes 155,000 shares of unvested restricted stock.

2.	Includes 65,000 shares of unvested restricted stock and options to purchase up to 100,000 shares of common stock. Also includes 4,615 shares underlying 7% Convertible Preferred Stock and associated common stock warrants.

3.	Includes 50,000 shares of unvested restricted stock.

4.	Includes 20,000 shares of unvested restricted stock and options to purchase up to 25,833 shares of common stock.

5.	Includes 50,000 shares of unvested restricted stock.

6.	Includes options to purchase up to 33,768 shares of common stock.

7.	Includes options to purchase up to 25,000 shares of common stock.

8.	Includes options to purchase up to 4,167 shares of common stock. Also includes 11,538 shares underlying 7% Convertible Preferred Stock and associated common stock warrants.

9.	Includes warrants to purchase 691,810 shares of common stock.

10.	Includes 92,307 shares underlying 7% Convertible Preferred Stock and associated common stock warrants.

11.	Includes 461,538 shares underlying 7% Convertible Preferred Stock and associated common stock warrants. In addition, GSSF Master Fund LP beneficially owns 230,769 shares of common stock.

12.	Includes 138,462 shares underlying 7% Convertible Preferred Stock and associated common stock warrants.

13.	See notes 1-8. Also includes: options held by Jeffrey C. Hale, our Vice President of Sales, to purchase 50,000 shares of common stock and 4,615 shares underlying 7% Convertible Preferred Stock and associated common stock warrants purchased by Mr. Hale; and options held by Daniel S. McCrary, our Vice President of Marketing, to purchase 25,000 shares of common stock and 20,000 shares of restricted stock awarded to Mr. McCrary upon his hiring.

The address for Paulson Investment Company Inc. is 811 S.W. Naito Pkwy, Suite 200, Portland, OR 97204. The address for Steven R. Simpson is 2449 Old Collier Road, Land O Lakes, FL 34639. The address for Gryphon Master Fund, L.P. is 100 Crescent Court, Suite 490, Dallas, TX 75201. The address for Robert R. Bears, Jr. is 11805 SR 54, Odessa, FL 33556.

EXECUTIVE OFFICERS

Our executive officers, the positions held by them and their ages as of April 25, 2005 are as follows:

Name	Age	Position
John R. Zavoli	45	President and Chief Executive Officer, Chief Financial Officer, General Counsel and Corporate Secretary
David A. Carnevale	57	Vice President, Corporate Development
Lester S. Briney	61	Vice President, Engineering
David Houillion	39	Chief Accounting Officer
Hanrijito Sariowan	41	Vice President, Strategic Technology Planning
Jeffrey C. Hale	43	Vice President, Sales
Daniel S. McCrary	36	Vice President, Marketing

John R. Zavoli is a director nominee. See “Proposal One: Election of Directors” for a discussion of Mr. Zavoli’s business experience.

David A. Carnevale joined us November 2001 as Executive Vice President of Marketing and Sales. Since January 2005, he has been serving as or Vice President, Strategy and Corporate Development. Before joining us, Mr. Carnevale was Senior Vice President of Marketing at Mitsubishi Electronics America from September 1998 to February 2000. Mr. Carnevale holds a Master of Business Administration degree from Stanford University, and a Bachelor of Science degree from Rensselaer Polytechnic Institute. He has also served as a Lieutenant in the US Air Force at Wright-Patterson Air Force Base in Dayton, Ohio.

Lester S. Briney joined us January 2004 as Vice President, Engineering. Before joining us, Mr. Briney was a Vice President at United Technologies Systems and Services (UTSAS), where he was responsible for the design and implementation of high speed, fiber-based hubs to carry data, voice, and video traffic to the other side of the world, from 2001 to 2004. Before his assignment at UTSAS, Mr. Briney was at BoxLot.com where he was Chief Technology Officer and responsible for developing a new auction site that became the fourth largest online auction site in 1999-2000. Mr. Briney also worked for Prodigy Services Company for 10 years and IBM for 17 years. Mr. Briney holds a Bachelor’s degree in Electrical Engineering and Computer Science from the University of California at Berkeley.

David W. Houillion joined us May 1, 2003 as Controller after briefly holding the same position on an interim basis from January 2003. Mr. Houillion added the title of Chief Accounting Officer in 2004. Before joining us, Mr. Houillion was Controller at Exhibitron, Inc. from May 2001 to October 2002. Mr. Houillion holds Master of Science – Taxation and Bachelor of Science – Accounting degrees from San Diego State University.

Dr. Hanrijito Sariowan joined us in August 2000 as Director of Systems Engineering and Systems Architect and was later appointed as Vice President of Strategic Technology Planning in November 2003. Prior to joining us, Dr. Sariowan was with Tiernan Communications designing networking protocols and multiplexing architecture for MPEG-2 high-definition television systems. Dr. Sariowan has also been with Linkabit Wireless (previously Titan Information Systems), San Diego, designing a control system for a very small aperture terminal network. Dr. Sariowan received a Ph.D. from University of California at San Diego, a Masters of Science from Columbia University in New York, and a Bachelor of Science from the Sepuluh-Nopember Institute of Technology in Indonesia, all in Electrical Engineering. Dr. Sariowan is a Senior Member of the IEEE, and an active contributor of the Pro-MPEG Forum and the Video Services Forum.

Jeffrey C. Hale joined us in September, 2004. Before joining us, Mr. Hale served as Director of Sales, Western U.S. at CIENA Corporation. In his position at CIENA Corporation from August 2003 to August 2004, he managed all direct and channel sales to Western U.S. enterprise accounts for its line of DWDM, Storage and Enterprise products. From July 2001 until CIENA’s acquisition of Akara Corporation in August of 2003,

Mr. Hale held the position of Director of Sales, Carrier Channel Development at Akara and was responsible for sales into SBC, MCI/WorldCom and Sprint. He was a Regional Sales Manager at ADC Telecommunications from November 1997 until January 2001, and has also held sales management positions at Nortel Networks, Lucent Technologies, and AT&T Network Systems. Mr. Hale holds a Master of Science degree in Electrical Engineering from Stanford University, as well as Master of Business Administration and Bachelor of Science degrees in Electrical Engineering from the University of New Mexico.

Daniel S. McCrary joined us in January 2005 as Vice President of Marketing. Before joining us, Mr. McCrary served as the head of Sales and Business Development for Glowpoint, a publicly traded global provider of IP video communications services, where he was responsible for worldwide sales, business development, channel programs and strategic alliances from August 2003 to August 2004. Before Glowpoint, McCrary served as Vice President of Marketing for Envivio, a leading provider of MPEG-4 solutions. Over his career, McCrary has also held executive and senior level positions at video networking companies including Cacheflow, I-Beam Broadcasting, Picturetel, and Sprint Communications.

EXECUTIVE COMPENSATION

The table below sets forth certain information summarizing the compensation earned by each person who served as our chief executive officer in 2004 and each of our other four most highly-compensated executive officers for 2004, whose salary and bonus for 2004 was over $100,000 (collectively, the “Named Executive Officers”) for services rendered in all capacities to us for 2004, 2003 and 2002.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
					Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation	Restricted Stock Awards ($)	Securities Underlying Options/SARs (#)	All Other Compensation ($)
Frederick A. Cary	2004	78,750					198,750
Chairman, President and Chief Executive Officer (1)	2003 2002	250,000 205,784	50,000		759,500	45,689

John R. Zavoli	2004	236,843				100,000
Chief Executive Officer, President,	2003	166,904	50,000		318,500
Chief Financial Officer, General Counsel and Corporate Secretary (2)	2002	29,700				18,386

David A. Carnevale Vice President, Corporate Development (3)	2004 2003 2002	170,000 165,192 147,769			142,500 122,500	19,569

Lester S. Briney Vice President, Engineering (4)	2004 2003 2002	151,218 — —			184,000

David W. Houillion Chief Accounting Officer (5)	2004 2003 2002	141,250 63,942			53,600	22,500 6,667

Hanrijito Sariowan Vice President, Strategic Technology	2004 2003	130,000 119,623				22,500
Planning	2002	108,414				6,477

(1)	Mr. Cary served as our Chief Executive Officer from September 2001 to March 2004. In November 2003, Mr. Cary surrendered all outstanding vested and unvested options in exchange for 155,000 unvested restricted shares. On December 31, 2004, none of the restricted shares had vested, and the value of the unvested restricted shares was $616,900. As part of his March 2004 resignation as Chief Executive Officer, and under his employment agreement, Mr. Cary became entitled to severance payments when he resigned. The severance payments paid in 2004 are included within the “All Other Compensation” column for 2004.

(2)	In addition to his other positions, Mr. Zavoli was elected as our President and Chief Executive Officer in March 2004. In November 2003, Mr. Zavoli surrendered all outstanding vested and unvested options in exchange for 65,000 unvested restricted shares. On December 31, 2004, none of the restricted shares had vested, and the value of the unvested restricted shares was $258,700.

(3)	In November 2003, Mr. Carnevale surrendered all outstanding vested and unvested options in exchange for 25,000 unvested restricted shares. He received an additional 25,000 unvested restricted shares in 2004. On December 31, 2004, none of the restricted shares had vested, and the value of the unvested restricted shares was $199,000.

(4)	Mr. Briney received 50,000 unvested restricted shares in 2004. On December 31, 2004, none of the restricted shares had vested, and the value of the unvested restricted shares was $199,000.

(5)	Mr. Houillion received 20,000 unvested restricted shares in 2004. On December 31, 2004, the value of the unvested restricted shares was $79,600.

Option Grants in the Last Fiscal Year

The following table provides information concerning individual grants of stock options made during 2004 to the Named Executive Officers. We have not granted any stock appreciation rights. The exercise price shown below equaled the last quoted price per share of our common stock as quoted on the American Stock Exchange on the trading day immediately before the date of grant.

	Number of Shares of Common Stock Underlying Options Granted	Percent of Total Options Granted to Employees in Last Fiscal Year	Exercise Price ($/sh)	Expiration Date	Potential Realizable Value at Assumed Rates of Appreciation (1)
Name					5%	10%
Frederick A. Cary	0

John R. Zavoli	100,000	28%	3.24	7/22/2014	$203,762	$516,373

David A. Carnevale	0

Lester S. Briney	0

David W. Houillion	22,500	6%	3.24	7/22/2014	$45,847	$116,184

Hanrijito Sariowan	22,500	6%	3.24	7/22/2014	$45,847	$116,184

(1)	There is no assurance provided to any executive officer or any other holder of our securities that the actual stock price appreciation over the option term will be at the assumed 5% or 10% annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of our Common Stock appreciates over the option term, no value will be realized from the option grants made to any executive officer.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-end Option Value

The following table provides information with respect to the exercise of stock options during 2004 and the value of stock options held as of December 31, 2004 by each of the Named Executive Officers.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised in-the- Money Options at December 31, 2004 ($) (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Frederick A. Cary	0		0	0

John R. Zavoli	0		6,249	93,751	4,624	69,376

David A. Carnevale	0		0	0

Lester S. Briney	0		0	0

David W. Houillion	0		3,906	25,261	2,540	18,110

Hanrijito Sariowan	0		12,466	21,511	1,040	15,610

(1)	We have based the value of unexercised in-the-money options as of December 31, 2004 on $3.98, the last reported sales price per share of our common stock as reported by the American Stock Exchange on December 31, 2004, less the applicable exercise price per share, multiplied by the number of shares underlying such options. Actual gains on exercise, if any, will depend on the value of our common stock on the date on which the shares are sold.

Employment Contracts, Termination of Employment and Change in Control Arrangements

In October 2002, we entered into a letter agreement with John Zavoli regarding his employment as our Chief Financial Officer and General Counsel. In consideration of his services, we agreed to pay Mr. Zavoli an annual base salary of no less than $165,000. In connection with the letter, we granted Mr. Zavoli an option to purchase up to 16,667 shares of our common stock with an exercise price of $5.52 per share and a 7-year term. The shares underlying this option were to vest over four years in sixteen quarterly installments. In November 2003, Mr. Zavoli forfeited all outstanding vested and unvested options in exchange for a grant of 65,000 shares of restricted stock that was scheduled to vest 50% on October 1, 2004 and the remaining 50% ratably on a quarterly basis through 2005. In March 2004, Mr. Zavoli agreed to accept the position of President and Chief Executive Officer. Because under the agreement, vesting is deferred until the trading window reopens if a scheduled vesting date falls within a closed trading window period under our insider trading policy, and because we have been continuously in a closed trading window period since before the first scheduled vesting date until this month, none of the shares have yet actually vested. In connection with his promotion, Mr. Zavoli’s annual salary was increased to $220,000, and later to $250,000. In the event Mr. Zavoli is terminated for any reason other than cause, for twelve months we will continue to pay Mr. Zavoli his salary and continue his benefits coverage and his unvested restricted shares will immediately vest. On March 8, 2005, Mr. Zavoli agreed to extend the vesting date related to 51,458 of his restricted shares to July 31, 2005.

In November 2001, we entered into a letter agreement with David Carnevale regarding his employment as our Vice-President, Marketing and Sales. In consideration of his services, we pay Mr. Carnevale an annual base salary of no less than $170,000. In connection with the letter, we granted Mr. Carnevale an immediately exercisable option to purchase up to 33,333 shares of our common stock with an exercise price of $32.88 per share and a 7-year term. In November 2003, Mr. Carnevale forfeited all outstanding vested and unvested options in exchange for a grant of 25,000 shares of restricted stock that vest 50% on October 1, 2004 and the remaining 50% ratably on a quarterly basis through 2005. Because under the agreement, vesting is deferred until the trading window reopens if a scheduled vesting date falls within a closed trading window period under our insider trading policy, and because we have been continuously in a closed trading window period since before the first scheduled vesting date until this month, none of the shares have yet actually vested. In the event Mr. Carnevale is terminated for any reason other than cause, for three months we will continue to pay Mr. Carnevale his salary and continue his benefits coverage and his unvested restricted shares will vest immediately. In addition, we paid Mr. Carnevale $13,000 in connection with his relocation to San Diego.

In September 2001, we entered into an employment agreement with Frederick A. Cary regarding his employment as our President and Chief Executive Officer. In consideration of his services, we agreed to pay Mr. Cary an annual base salary of $250,000, subject to annual review by our board. Mr. Cary was eligible for performance-based cash bonuses upon attaining specific goals agreed to by Mr. Cary and us. In connection with this agreement, we granted Mr. Cary options to purchase up to an aggregate of 108,333 shares of our common stock with an exercise price of $23.46 per share. A total of 54,167 of the shares underlying these options were to vest over four years in sixteen quarterly installments with the remainder immediately exercisable. The options had a 7-year term. During 2002, 27,500 of these original options were forfeited by Mr. Cary. In November 2003, Mr. Cary forfeited all remaining outstanding vested and unvested options in exchange for a grant of 155,000 shares of restricted stock that were to vest 50% on October 1, 2004 and the remaining 50% to vest ratably on a quarterly basis through 2005. In connection with Mr. Cary’s March 2004 resignation for “good reason”, as defined in his agreement, for 12 months we continued to pay Mr. Cary his salary and continued his benefits coverage as part of a severance package. As part of his resignation, Mr. Cary’s restricted stock vesting schedule was modified to vest 50% on September 1, 2004, 25% on December 1, 2004 and the remaining 25% on March 1, 2005. Because under the agreement, vesting is deferred until the trading window reopens if a scheduled vesting date falls within a closed trading window period under our insider trading policy, and because we have been continuously in a closed trading window period since before the first scheduled vesting date until this month, none of the shares have yet actually vested

In February 2003, we entered into a letter agreement with Patrick Bohana regarding his employment as our Vice-President, Sales and General Manager. In consideration of his services, we agreed to pay Mr. Bohana an annual base salary of $175,000. Mr. Bohana was entitled to a $20,000 bonus in the event we derived $8 million in revenue from products sales, and was entitled to a bonus in the amount of 0.2% of the total revenues derived from products sales over $8 million (with a maximum bonus potential of $50,000). In connection with the letter, we granted Mr. Bohana an option to purchase up to 15,000 shares of our common stock with an exercise price of $6.60 per share and a 7-year term. The shares underlying this option were to vest over four years in sixteen quarterly installments. In November 2003, Mr. Bohana forfeited all outstanding vested and unvested options in exchange for a grant of 65,000 shares of restricted stock that vest 50% on October 1, 2004 and the remaining 50% ratably on a quarterly basis through 2005. Due to Mr. Bohana’s departure on April 26, 2004, for four months we continued to pay Mr. Bohana his salary, and continued his benefits coverage, and his unvested restricted shares became vested two business days after our announcement of earnings for our first quarter of 2004. In addition, Mr. Bohana was paid $15,400 in 2003 to relocate to San Diego. None of the bonuses contained in the agreement were earned by Mr. Bohana.

Compensation Committee Interlocks and Insider Participation

No executive officer of the Company has ever served as a member of the Board of Directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Board Compensation Committee Report on Executive Compensation

The Compensation Committee provided the following report:

“The principal factors that were taken into account in establishing each executive officer’s compensation package for 2004 are described below. However, the Board and its Committee, in its or their discretion, may apply entirely different factors, such as different measures of financial performance, for future fiscal years.

Base Salary. In setting base salaries, the Compensation Committee relied on its informed understanding of similarly situated companies’ compensation of similar executives, taking into account the Company’s present financial position. In consideration of the increased responsibilities which they were shouldering, we increased the salary rates of John Zavoli (to $220,000 and then to $250,000 per year) and David Houillion (to $160,000 per year) during the course of 2004.

Annual Incentives. The Company has no formalized bonus structure or plan. All other bonuses are paid based on the Compensation Committee’s evaluation of the employee’s performance on a case-by-case basis. The Company did not pay any bonuses for the year ended December 31, 2004.

Long Term Incentives. The Compensation Committee believes that, especially in young companies, equity-based compensation can be effective to motivate executives and further align their interests with stockholders’ interests. In 2004, the Company granted 50,000 shares of restricted stock to Mr. Briney as a hire inducement grant and also granted 25,000 shares of restricted stock to Mr. Carnevale and 20,000 shares of restricted stock to Mr. Houillion; and also granted a total of 145,000 stock options to Named Executive Officers (100,000 to Mr. Zavoli, 22,500 to Mr. Houillion and 22,500 to Mr. Sariowan), plus an additional 50,000 stock options to Jeffrey Hale, a newly-hired Vice President of Sales. All of these awards and grants are subject to vesting requirements.

CEO Compensation. In setting the total compensation payable to the Company’s Chief Executive Officer for 2004, the Compensation Committee sought to make that compensation competitive with the compensation paid comparable chief executive officers. Mr. Cary’s base salary rate for 2004 was established by a pre-2004 contract, and therefore was not linked to the Company’s performance in 2004. Mr. Zavoli’s compensation was based on a compensation study the Company conducted in early 2004, with consideration also given to the salary that his predecessor, Mr. Cary, had received.

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance based compensation paid to the Company’s executive officers for 2004 did not exceed the $1 million limit per officer. The Company’s 2000 Stock Option/Stock Issuance Plan and 2004 Equity Incentive Plan have been structured so that any compensation deemed paid in connection with the exercise of options with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is unlikely that the cash compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1 million limit, there is no need at this time to take any action to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The Company will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

It is the Compensation Committee’s opinion that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company’s performance and the interests of the Company’s stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

The Compensation Committee

Robert B. Clasen, Chairman

James A. Bixby

Robert L. Packer”

Stock Performance Graph

The graph depicted below shows a comparison of cumulative total stockholder returns for the Company, the Russell 2000 Index and the NASDAQ Telecom Index. The comparisons below are based on historical data. We caution that stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of our Common Stock.

(1)	The graph covers the period from June 19, 2000, the date our Common Stock was first registered under the Securities Exchange Act of 1934, to December 31, 2004.

(2)	The graph assumes that $100 was invested on June 19, 2000 in our Common Stock and in each index, and that all dividends were reinvested. No cash dividends have been declared on our Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our Board of Directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of our common stock and their transactions in our common stock. Based upon (1) the copies of Section 16(a) reports that we received from such persons for their 2004 fiscal year transactions in our common stock and their common stock holdings and (2) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for our 2004 fiscal year, we believe that all reporting requirements under Section 16(a) for such fiscal year were met by our directors, executive officers and greater than 10% beneficial owners except for late Form 3 and Form 4 filings for the following individuals: Jeff C. Hale (two filings were late), Lester S. Briney (one filing was late), Mark D. Buckner (two filings were late) and Dr. Hanrijito Sariowan (one filing was late).

COMMUNICATIONS WITH DIRECTORS

Stockholders or other interested parties may communicate with any director or committee of the Board by writing to them at Path 1 Network Technologies, Inc., 6215 Ferris Square, Suite 140, San Diego, California 92121, Attn: Corporate Secretary. Any letter from a stockholder should indicate that the person sending the letter is a stockholder of the Company. Depending on the subject matter, management will:

•	Forward the communication to the Director or Directors to whom it is addressed;

•	Attempt to handle the inquiry directly, for example where it is a request for information about the company or it is a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

CODE OF ETHICS

We have adopted a code of ethics that applies to all directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer. We have posted a copy of the code on our Internet web site at: http://www.path1.com. Copies of the code may be obtained free of charge from our web site at the above address.

OTHER MATTERS

We know of no other matters to be submitted for stockholder action at the Annual Meeting. If any other matters properly to come before the Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

This proxy statement is accompanied by our Annual Report on Form 10-K. The Annual Report is not incorporated into this proxy statement, and is not considered to be proxy solicitation material.

Dated: May 23, 2005

By Order of the Board of Directors

John R. Zavoli, Chief Executive Officer

PATH 1 NETWORK TECHNOLOGIES INC. 6215 Ferris Square, Suite 140, San Diego, California 92121 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John R. Zavoli and David W. Houillion, jointly and severally, as proxyholders, each with full power to appoint his substitute, and hereby authorizes them to vote as designated below, all the shares of Common Stock of Path 1 Network Technologies Inc. held of record by the undersigned at the close of business on May 20, 2005, at the Annual Meeting of Stockholders to be held on July 18, 2005, or any postponement or adjournment thereof, and to vote in their discretion on such other business as may come before the Annual Meeting. If no direction is made, your proxy will be voted FOR the nominees described in the enclosed proxy statement, FOR Proposal 2 described in the enclosed proxy statement and in the discretion of the proxy holders on all other matters that may come before the meeting.

The Board of Directors recommends a vote FOR items 1 and 2

1. ELECTION OF DIRECTORS

FOR ALL NOMINEES

WITHHOLD AUTHORITY For All Nominees

FOR ALL EXCEPT (see instructions below)

Nominees: Frederick A. Cary James A. Bixby Robert B. Clasen John R. Zavoli Robert L. Packer Mark D. Buckner

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) for which you wish to withhold authority below.

2. APPROVAL OF SWENSON ADVISORS, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2005

FOR   AGAINST   ABSTAIN

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder and will be voted by the proxyholders at their discretion as to any other matters properly transacted at the Special Meeting. If this Proxy is properly executed and no direction is made, this Proxy will be voted FOR items 1 and 2.

Dated:                    , 2005 (Stockholder’s Signature) (Stockholder’s Signature)

Please sign exactly as your name appears on this Proxy. If signing for trusts, estates, partnerships or corporations, your title or capacity should be stated. If shares are held jointly, each holder should sign.

PLEASE CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING